Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER AND YEAR END EARNINGS

MARCH 10, 2008

Chula Vista, California—First Pac Trust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced fourth quarter and year end results for 2007.

For the year ended December 31, 2007, First Pac Trust Bancorp reported net income of $3.0 million, a decrease of $1.7 million or 37% compared to net income of $4.7 million for the year ended December 31, 2006. Basic and diluted earnings per share were $0.71 and $0.70 compared to $1.15 and $1.12 for the prior year.

For the fourth quarter ended December 31, 2007, net income was $840 thousand a decrease of $385 thousand or 31% compared to $1.2 million for the fourth quarter ended December 31, 2006. Basic and diluted earnings per share were $0.20 compared to basic and diluted earnings per share of $0.30 and $0.29, respectively for the fourth quarter ended December 31, 2006.

Hans Ganz, President and Chief Executive stated that, “2007 has been a very difficult year with a tightening interest margin caused by a relatively flat and at times inverted yield curve along with a deteriorating credit environment as the market experienced a sharp decline in demand for housing and a reduction in housing prices.” Mr. Ganz went on to indicate that “although fourth quarter results were impacted by a large provision for loan losses that is historically uncharacteristic for the Company, it also reflected an improved interest margin helped by a reduction in the cost of funds.” Improvements in the interest rate margins are expected to continue into 2008 reflecting the Federal Reserve’s 2.25% cut in the discount rate during the past five months along with an improved mortgage loan rate environment particularly on jumbo real estate loans in which the company specializes.

For the year ended December 31, 2007 net interest income decreased $1.7 million to $16.9 million as compared to $18.6 million the prior year. During 2007, interest expense increased $1.9 million primarily as a result of a 40 basis point increase in the average cost of funds, reflecting the movement of deposits to higher cost alternatives. Average liabilities declined by $21.5 million reflecting a $62.2 million reduction in average borrowing from the Federal Home Loan Bank and a $40.7 million increase in average deposits. During 2007 interest income increased $197 thousand reflecting a 19 basis points increase in the average yield on earning assets which declined by $18.8 million. In order to prevent further margin compression, the bank did not aggressively originate one-to-four family loans during 2007, resulting in a decline in the balance of outstanding loans of $29.9 million.

For the fourth quarter ended December 31, 2007 net interest income was $4.3 million, a decrease of $120 thousand as compared with the prior year. Interest income declined $689 thousand reflecting a four basis points decrease in yield and a $39.4 million reduction in average interest earning assets. Net interest expense declined $569 thousand reflecting an eight basis point decline in cost of funds on $41.0 million increase in average liabilities. Average funds borrowed from the Federal Home Loan Bank declined $57.7 million and average deposits increased $15.2 million during the fourth quarter compared to the prior year’s quarter.

Non-performing loans were $14.1 million at December 31, 2007 compared to $2.0 million at December 31, 2006. The increase in non-performing loans primarily represents one $10.0 million construction loan against which the company has provided a $1.6 million reserve. Total construction loans at December 31, 2007 aggregated $18.9 million or 2.7% of the total loan portfolio. During the year ended December 31, 2007 a loan loss provision of $1.6 million was made compared to a $24 thousand reduction for the prior year. During the fourth quarter of 2007, a provision of $874 thousand was made compared to a reduction of $124 thousand in the same period of the prior year. Total allowance for loan losses aggregated $ 6.2 million or 44.2% of non-performing assets at December 31, 2007 as compared to $ 4.7 million or 239.4% of non-performing assets at December 31, 2006.

The Company’s effective tax rate continues to be reduced by the tax exempt status of income from the BOLI investment and tax credits received from the affordable housing investment. During the fourth quarter of 2007, a negative tax provision was made primarily resulting from a revised loss adjustment of the affordable housing fund made by the issuing bank which resulted in accelerated tax credits in 2007.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Forward Looking Statements

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended December 31		Twelve Months Ended December 31
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$11,214	$11,903	$45,711	$45,514
Total interest expense	6,944	7,513	28,847	26,945

Net interest income	4,270	4,390	16,864	18,569
Provision/(reduction) for loan losses	874	(124)	1,588	(24)

Net interest income after provision for loan losses	3,396	4,514	15,276	18,593
Noninterest income	589	583	2,391	2,217
Noninterest expense	3,288	3,209	14,082	13,565

Income before taxes	697	1,888	3,585	7,245
Income tax provision	(143)	663	624	2,531

Net income	$840	$1,225	$2,961	$4,714

Earnings per share
Basic	$.20	$.30	$.71	$1.15

Diluted	$.20	$.29	$.70	$1.12

	December 31, 2007	December 31, 2006
	(In thousands)
Selected Financial Condition Data
Total assets	$774,720	$808,343
Cash and cash equivalents	21,796	13,995
Loans receivable, net	710,095	740,044
Securities available for sale	4,367	13,989
Deposits	574,151	570,543
BOLI	17,042	16,349
Advances from Federal Home Loan Bank	111,700	151,200
Stockholders’ equity	84,075	81,741

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Selected Financial Ratios (1)
Return on average assets	.44%	.61%	.38%	.59%
Return on average equity	4.00	6.01	3.54	5.91
Ratio of operating expense to average total assets	1.71	1.59	1.81	1.70
Efficiency ratio (2)	67.67	64.53	73.13	65.26
Net interest margin	2.33	2.27	2.27	2.44

	As of December 31, 2007	As of December 31, 2006
Non-performing assets to total assets (3)	1.82%	.24%
Book value per common share (4)	$19.99	$19.79
Fully diluted book value per common share (5)	$19.11	$18.55

(1)	All applicable quarterly ratios reflect annualized figures.

(2)	Represents noninterest expense divided by net interest income plus noninterest income.

(3)	Consists of assets 90 days past due.

(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.

(5)	Represents total equity divided by total shares outstanding net of treasury stock.